BMC INDUSTRIES, INC.

SAVINGS AND PROFIT SHARING PLAN

2001 revision

Second Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 11.2 of the BMC Industries, Inc. Savings and Profit Sharing Plan - 2001 Revision, the undersigned hereby amends the Plan as described below:

1.               Section 3.3 of the Plan is amended effective January 1, 2002, to read as follows:

"3.3     Matching Contributions.

(a)       Subject to Subsections (b) and (d) and the limitations described in Article 9, the Participating Employer of an eligible Active Participant will make a Matching Contribution on behalf of the Active Participant for a calendar quarter in an amount equal to:

(i)        100 percent of the amount of the Active Participant's 401(k) Contributions for each calendar quarter up to three percent of the Participant's Eligible Earnings for such calendar quarter, and

(ii)       50 percent of the amount of the Active Participant's 401(k) Contributions for each calendar quarter that exceeds three percent of the Active Participant's Eligible Earnings for such calendar quarter and that does not exceed five percent of the Active Participant's Eligible Earnings for such calendar quarter.

It is intended that such Matching Contributions will be used by the Participating Employer to satisfy the safe harbor provisions of Code sections 401(k)(12) and 401(m)(11).

(b)       To be eligible to share in the Participating Employer's Matching Contribution for a given calendar quarter, a Participant must have, on or before the last day of the calendar quarter, entered the Plan as a Participant for the purposes of having Matching Contributions made on his or her behalf, received Eligible Earnings for the calendar quarter from the Participating Employer and made 401(k) Contributions.

(c)       A Participating Employer's Matching Contributions for a Plan Year will be paid to the Trustee on such date or dates during or following such Plan Year as the Participating Employer may elect but in no case more than 12 months after the end of the Plan Year.  A Participating Employer's Matching Contributions for a calendar quarter that are used to satisfy the safe harbor provisions of Code sections 401(k)(12) and 401(m)(11) will be paid to the Trustee no later than the last day of the following calendar quarter.

(d)       No Matching Contribution will be made with respect to any portion of a Participant's 401(k) Contributions returned to the Participant pursuant to Article 9.  For this purpose, 401(k) Contributions with respect to which no Matching Contributions are made for a Plan Year will be deemed to be the first such contributions returned to the Participant.  If the Administrator determines that Matching Contributions that have been added to a Participant's Account should not have been added by reason of this subsection, the contributions, increased by Fund earnings or decreased by Fund losses attributable to the contributions, as determined under Section 9.5, will be subtracted from the Account as soon as administratively practicable after the determination is made and will be applied to satisfy the contribution obligations of the Participating Employer that made the excess contributions for the Plan Year for which the excess contributions were made.  If, because of the passage of time, the excess cannot be applied in this way, the excess will be allocated, in the discretion of the Administrator:

(i)        among the Matching Contribution Accounts of all Participants who made 401(k) Contributions for the Plan Year as Qualified Employees of the Participating Employer in proportion to such 401(k) Contributions up to six percent of Eligible Earnings; or

(ii)       as a corrective contribution pursuant to Section 3.6.

(e)       Notwithstanding any other provision of this section to the contrary, a Participant covered by a collective bargaining agreement between his or her bargaining representative and a Participating Employer is eligible for Matching Contributions only if and to the extent provided in the collective bargaining agreement.

(f)        No Matching Contributions will be made with respect to After-Tax Contributions."

2.               Section 3.4(a) of the Plan is amended effective January 1, 2002, to read as follows:

"(a)      Each Participating Employer may make a Profit Sharing Contribution for a Plan Year on behalf of a Participant who has satisfied the eligibility conditions specified in Subsection (b) for a Plan Year in an amount (if any) equal to the sum of:

(i)        a percentage (if any) determined by the Participating Employer's Board for the Plan Year of the aggregate Eligible Earnings for the Plan Year of all Participants eligible to share in the contribution for the Plan Year plus

(ii)       an additional amount, if any, separately determined by the Participating Employer's Board for each of its Participating Business Units based on the annual profit performance of each Participating Business Unit."

3.               Section 3.4(c) of the Plan is amended effective January 1, 2002, to read as follows:

"(c)      Subject to the limitations described in Article 9, a Participating Employer's Profit Sharing Contribution for a Plan Year will be allocated among the Profit Sharing Contribution Accounts of Participants who have satisfied the eligibility conditions under Subsection (b) for the Plan Year as follows:

(i)        The Participating Employer's contribution described in Subsection (a)(i) will be allocated to each eligible Participant as follows:

(1)       a dollar amount equal to 5.7% of the sum of each Participant's Eligible Earnings plus his or her Excess Eligible Earnings; or

(2)       if the Employer contribution is less than the amount in Clause (1) above, then each eligible Participant will be allocated a share of the Participating Employer's Profit Sharing Contribution in the same proportion that the sum of such Participant's Eligible Earnings plus his or her Excess Eligible Earnings for the Plan Year bears to the sum of the Eligible Earnings plus Excess Eligible Earnings of all such eligible Participants; or

(3)       any remaining contribution will be allocated among eligible Participants in the same proportion that each Participant's Eligible Earnings for the Plan Year bears to the total amount of all eligible Participants' Eligible Earnings for that Plan Year.

(ii)       The Participating Employer's contribution described in Subsection (a)(ii) with respect to a given Participating Business Unit will be allocated to each eligible Participant who received Eligible Earnings for the Plan Year with respect to services for the Participating Business Unit (other than administrative services with respect to which he or she is included in the Corporate Participating Business Unit unless the contribution relates to the Corporate Participating Business Unit) in the same manner as under Subsection (c)(i) provided the allocations under this Subsection (c)(ii) are determined after aggregating the contributions allocated under (c)(i) to those participants who are eligible to receive an allocation under this Subsection (c)(ii) and the contributions to be allocated hereunder."

4.               Section 4.1(a)(iii) of the Plan is amended effective January 1, 2002, to read as follows:

"(iii)    A Matching Contribution Account, which will include the balance of his or her employer contribution account under prior provisions of the Plan and to which there will be added any Matching Contributions made on the Participant's behalf, together with a subaccount established and maintained for a Participant in connection with any Matching Contributions made pursuant to Section 3.3(a) that are used to satisfy the designed-based safe harbor alternative described in Code section 401(k)(12) and/or the designed-based safe harbor alternative described in Code section 401(m)(11), as provided under Sections 9.2, 9.3, and 9.4;"

5.               Section 5.1 of the Plan is amended effective February 1, 2002, to read as follows:

"5.1     Establishment of Investment Funds.

(a)       In order to allow each Participant to determine the manner in which his or her Accounts will be invested, the Trustee will maintain, within the Trust, an investment fund designated as the BMC Common Stock Fund and three or more separate investment funds of such nature and possessing such characteristics as the Committee may specify from time to time.  Subject to Section 5.4(b), each Participant's Accounts will be invested in the investment funds in the proportions directed by the Participant in accordance with the procedures set forth in Sections 5.2 and 5.3.  The Committee may, from time to time, direct the Trustee to establish additional investment funds or to terminate any existing investment fund.

(b)       Notwithstanding any other provision of the Plan to the contrary, the Committee may direct the Trustee to suspend Participant investment activity (including such activity in connection with the withdrawals, loans and distributions) in any or all investment funds, or impose special rules or restrictions of uniform application, for a period determined by the Committee to be necessary in connection with:

(i)        the establishment or termination of any investment fund;

(ii)       the receipt by the Trustee from, or transfer by the Trustee to, another trust of account balances in connection with an acquisition or divestiture or otherwise;

(iii)      a change of Trustee, investment manager or recordkeeper; or

(iv)      such other circumstances determined by the Committee as making such suspension or special rules or restrictions necessary or appropriate."

6.               Section 5.4 of the Plan is amended effective February 1, 2002, to read as follows:

"5.4     BMC Common Stock Fund.

(a)       The Trustee will establish, as one of the investment funds under Section 5.1, a fund, designated as the BMC Common Stock Fund, which will be invested in shares of Company Stock except for such amounts of cash as the Committee determines to be necessary to satisfy short-term liquidity requirements and cash held pending acquisition of shares of Company Stock.

(b)       Subject to Subsection (c), all amounts credited to a Participant's Matching Contribution Account prior to January 1, 2002 will be invested only in the BMC Common Stock Fund.

(c)       Notwithstanding Subsection (b) -

(i)        Not more than once each calendar quarter, a Participant who has attained age 55 may elect to transfer all or any portion of his or her Matching Contribution Account from the BMC Common Stock Fund to one or more of the investment funds maintained pursuant to Section 5.1 other than the BMC Common Stock Fund.  The election must be made in accordance with and is subject to Plan Rules and will be effective as soon as administratively practicable after it is received by the Administrator or the Administrator's designate.

(ii)       Not more than once each calendar quarter, a Participant who is an Employee and is not eligible to make directions pursuant to Subsection (c)(i) may elect to transfer up to 25 percent of his or her Matching Contribution Account from the BMC Common Stock Fund to one or more of the investment funds maintained pursuant to Section 5.1 other than the BMC Common Stock Fund.  A Participant may only make an election pursuant to this Subsection (c)(ii) if the portion of the  Participant's Matching Contribution Account, excluding the Matching Contribution subaccount established pursuant to Section 4.1(a)(iii),invested in the BMC Common Stock Fund equals or exceeds 20 percent of the aggregate balance of the Participant's 401(k) Contribution Account, Matching Contribution Account, After-Tax Contribution Account and Rollover Account.  The election must be made in accordance with and is subject to Plan Rules and will be effective as soon as administratively practicable after it is received by the Administrator or the Administrator's designate.

(d)       The BMC Qualified Benefits Plan Committee will direct the manner in which the shares of Company Stock represented by Participants' interests in the BMC Common Stock Fund will be voted in connection with any action at which holders of Company Stock are entitled to vote.  In the event of a public tender or exchange offer for shares of Company Stock, the BMC Qualified Benefits Plan Committee will direct whether or not the shares of Company Stock represented by the Participants' interests in the BMC Common Stock Fund will be tendered or exchanged.

(e)       A Participant who is subject to the reporting requirements of section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to Company Stock may elect to make a transfer pursuant to Section 5.3, a withdrawal or plan loan pursuant to Article 6, a distribution pursuant to Article 8or any other "discretionary transaction," as that term is defined under the Exchange Act, from the portion of his or her Account invested in Company Stock only if both of the following conditions are satisfied.

(i)        The election to make such transfer or application for the withdrawal or distribution must be made within the period between the third and twelfth days, inclusive, following the Company's release of its quarterly or annual financial data in the manner described in Rule 16b-3(e)(1)(ii) of the Exchange Act.  Such election or application will be given effect at the same time as would other elections or applications made at the same time.

(ii)       Such Participant has not made any election to transfer any portion of his or her Account balance from Company Stock or received a withdrawal or distribution from the portion of his or her Account invested in Company Stock within the six-month period immediately preceding the date on which such election is made."

7.               Section 7.1 of the Plan is amended effective January 1, 2002, to read as follows:

"7.1     Vesting.

(a)       A Participant always has a fully vested nonforfeitable interest in his or her 401(k) Contribution Account, After-Tax Contribution Account, Matching Contribution Account, Rollover Account, Profit Sharing Plan Rollover Account and in the portion of his or her Profit Sharing Contribution Account credited to a subaccount described in Section 3.6.

(b)       A Participant will acquire a fully vested nonforfeitable interest in the portion of his or her Profit Sharing Contribution Account not described in Subsection (a) upon attaining his or her Normal Retirement Date while he or she is, or before he or she became, an Employee.

(c)       A Participant will acquire a fully vested nonforfeitable interest in the portion of his Profit Sharing Contribution Account not described in Subsection (a) if he or she dies or becomes Disabled while he or she is an Employee.

(d)       A Participant will acquire a fully vested nonforfeitable interest in the portion of his or her Profit Sharing Account not described in Subsection (a) upon the Participant's Termination of Employment following the Participant's attainment of age 60 if the sum of his or her age and full years of Vesting Service is at least 65.

(e)       A Participant will acquire a fully vested nonforfeitable interest in the portion of his or her Profit Sharing Contribution Account not described in Subsection (a) if the Affiliated Organization, Participating Business Unit, business unit, location or division at which the Participant is employed, permanently ceases operations or is sold or otherwise transferred through sale of stock or of business and assets, in such manner that it no longer is, or is no longer owned by, an Affiliated Organization.

(f)        A Participant will acquire a fully vested nonforfeitable interest in the portion of his or her Profit Sharing Contribution Account not described in Subsection (a) upon a Change in Control with respect to the Company, which for purposes of this subsection means any of the following:

(i)        The sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company, in one transaction or in a series of related transactions, to any Person;

(ii)       The approval by the stock holders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iii)      Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50 percent or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors;

(iv)      Individuals who constitute the Company's Board of Directors on January 1, 1998 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to January 1, 1998 whose election, or nomination for election, by the Company's stockholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will, for purposes of this clause (iv), be deemed to be a member of the Incumbent Board; or

(v)       A change in control of a nature that is determined by independent legal counsel to the Company to be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on January 1, 1994, pursuant to section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement.

For purposes of applying the foregoing, the term "Person" means and includes any individual, corporation, partnership, group, association or other "person," as such term is used in section 14(d) of the Exchange Act, other than the Company, a wholly-owned subsidiary of the Company or any employee benefit plan(s) sponsored by the Company or a wholly-owned subsidiary of the Company.

(g)       A Participant whose Profit Sharing Contribution Account is not otherwise fully vested will acquire a vested nonforfeitable interest in the portion of his or her Profit Sharing Contribution Account not described in Subsection (a) to the extent provided in the following schedule:

Full Years of Vesting Service Less than Five Years Five or More Years	Vested Interest 0% 100%"

8.               Section 7.2 of the Plan is amended effective January 1, 2002, to read as follows:

"7.2     Forfeiture Upon Distribution.

(a)       If a Participant receives a distribution of the entire vested balance of his or her Accounts after Termination of Employment and before he or she incurs five consecutive One-Year Breaks in Service, the nonvested portions of the Participant's Profit Sharing Contribution Account will, at the time of such distribution, be forfeited.  A Participant who has no vested interest in his or her Profit Sharing Contribution Account when he or she terminates employment will be deemed to have received a distribution of the entire vested balance of the Account at the time of his or her Termination of Employment.

(b)       If a Participant described in Subsection (a) received a distribution of less than the entire balance of his or her Accounts, resumes employment as a Qualified Employee and repays to the Trustee the full amount distributed, other than the portion of the distribution attributable to his or her After-Tax Contribution Account, Rollover Account and Profit Sharing Plan Rollover Account balances, before the earlier of (1) five years following the date of reemployment as a Qualified Employee or (2) the date on which he or she incurs five consecutive One-Year Breaks in Service following the distribution, then, the amount of any forfeitures will be restored to the Participant's Profit Sharing Contribution Account, unadjusted for interest or any change in value occurring after the distribution.  Such restoration will be made from forfeitures that arise for the Plan Year for which such restoration is to be made.  To the extent such forfeitures are insufficient for such purpose, the Participating Employer with whom the Participant was last employed as a Qualified Employee will contribute the amount required to restore the Account.  A Participant described in the last sentence of Subsection (a) who is reemployed before incurring five consecutive One-Year Breaks in Service following the date of his or her Termination of Employment will be deemed to have repaid his or her deemed distribution upon his or her reemployment as a Qualified Employee."

9.               Section 7.3 of the Plan is amended effective January 1, 2002, to read as follows:

"7.3     Other Forfeitures.

(a)       Except as provided in Section 7.2, the nonvested portions of a Participant's Profit Sharing Contribution Account will continue to be held in a separate subaccount of such Account until the Participant incurs five consecutive One-Year Breaks in Service, at which time the subaccount balance will be forfeited.  If the Participant resumes employment with an Affiliated Organization prior to incurring five consecutive One-Year Breaks in Service, such subaccount will be disregarded and its balance will be included in the Profit Sharing Contribution Account.

(b)       A Participant's vested interest in his or her Profit Sharing Contribution Account balance following a resumption of employment in accordance with Subsection (a) at any given time will not be less than the amount "X" determined by the formula: X = P(AB + (R x D)) - (R x D), where P is the Participant's vested percentage at the time of determination; AB is the Account balance at the time of determination; D is the amount of the distribution; and R is the ratio of the Account balance at the time of determination, to the subaccount balance immediately following the distribution."

10.            Section 8.1(a)(v) of the Plan is amended effective February 1, 2002, to read as follows:

"(v)      All distributions will be made in the form of a check drawn on the Trust and, if applicable, a canceled note evidencing any Plan loan; provided, that if the vested portion of the Account balance of a Participant or Beneficiary of a deceased Participant is credited with the equivalent of at least 10 full shares of Company Stock, at the election of the Participant or Beneficiary, distribution of the vested portion of the Account balance invested in the BMC Common Stock Fund may be distributed in full shares of Company Stock and cash in lieu of any fractional share."

11.            Section 9.2(a) of the Plan is amended effective January 1, 2002, to read as follows:

"(a)      For each Plan Year that the designed-based safe harbor alternative described in Code section 401(k)(12) has not been satisfied, the Plan must satisfy the requirements of Code section 401(k)(3)."

12.            Section 9.2 of the Plan is amended effective January 1, 2002, by adding a new Subsection (g) that reads as follows:

"(g)      It is intended that the Plan will satisfy the design-based safe harbor alternative described in Code section 401(k)(12) to satisfy the Code section 401(k) nondiscrimination test."

13.            Section 9.3(a) of the Plan is amended effective January 1, 2002, to read as follows:

"(a)      For each Plan Year that the designed-based safe harbor alternative described in Code section 401(m)(11) has not been satisfied, the Plan must satisfy the requirements of Code section 401(m)(2)."

14.            Section 9.3 of the Plan is amended effective January 1, 2002, by adding a new Subsection (g) that reads as follows:

"(g)      It is intended that the Plan will satisfy the design-based safe harbor alternative described in Code section 401(m)(11) to satisfy the Code section 401(m) nondiscrimination test.  Notwithstanding the foregoing, After-Tax Contributions made by Participants will satisfy the nondiscrimination tests described in Section 9.3(a)."

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed this 26th day of December, 2001.

                                                                                    BMC INDUSTRIES, INC.

Attest:/s/Jon A. Dobson                                                By:  /s/Bradley D. Carlson

            Secretary                                                          Its: Treasurer